EXHIBIT G

SECURITIES AND EXCHANGE COMMISSION

(Release No.               )

The Columbia Gas System, Inc. and Subsidiaries Notice of Proposed External Financing by The Columbia Gas System, Inc., Intrasystem Financing of Subsidiaries and External Financing by Nonutility subsidiaries for the period January 1, 1996 through December 31, 2001.

         The Columbia Gas System, Inc. ("Columbia"), a Delaware corporation and registered holding company and subsidiaries:

COLUMBIA GAS OF OHIO, INC. ("Columbia Ohio")
COLUMBIA GAS OF PENNSYLVANIA, INC. ("Columbia Pennsylvania") COLUMBIA GAS OF KENTUCKY, INC. ("Columbia Kentucky")
COLUMBIA GAS OF MARYLAND, INC. ("Columbia Maryland") COMMONWEALTH GAS SERVICES, INC. ("Commonwealth Services")
  200 Civic Center Drive
  Columbia, Ohio  43215
COLUMBIA GAS TRANSMISSION CORPORATION ("Columbia Transmission") COLUMBIA GULF TRANSMISSION COMPANY ("Columbia Gulf")
  1700 MacCorkle Avenue, S.E.
  Charleston, West Virginia  25314
COLUMBIA NATURAL RESOURCES, INC. ("Columbia Natural")
  900 Pennsylvania Ave.
  Charleston, West Virginia  25302
COMMONWEALTH PROPANE, INC. ("Commonwealth Propane")
COLUMBIA PROPANE CORPORATION ("Columbia Propane")
  800 Moorefield Park Drive
  Richmond, Virginia  23236
COLUMBIA ENERGY SERVICES CORPORATION ("Energy Services") COLUMBIA SERVICE PARTNERS, INC. ("Service Partners")
COLUMBIA ENERGY MARKETING CORPORATION ("Energy Marketing")
  2581 Washington Road
  Upper Saint Clair, PA  15241
COLUMBIA GAS SYSTEM SERVICE CORPORATION ("Service")
COLUMBIA LNG CORPORATION ("Columbia LNG")
COLUMBIA ATLANTIC TRADING CORPORATION ("Columbia Atlantic")
  12355 Sunrise Valley Drive
  Suite 300
  Reston, VA 20191-3458
TRISTAR VENTURES CORPORATION ("TriStar Ventures")
TRISTAR CAPITAL CORPORATION ("TriStar Capital")
  205 VanBuren
  Herndon, VA 22070

(the "Subsidiaries") have filed a joint application-declaration with this Commission pursuant to [Sections 6, 7, 9, 10, 12(b), 12(c) and 12(f) under the Public Utility Holding Company Act of 1935 (the "Act") and Rules 43, 45 and 52 thereunder].

         Columbia proposes the following financing transactions without any additional Commission approvals required, except as noted:

         I.      External financing by The Columbia Gas System, Inc.

                 A) To have outstanding at any one time up through December 31, 2001, up to $1 billion of short-term debt consisting of borrowings under the Credit Facility*, the issuance of commercial paper, the sale of bid notes and other forms of short-term financing generally available to borrowers with investment grade credit ratings.

                                  Columbia further requests authorization to
                          amend the Credit Facility, without further Commission authorization provided that the maturity date does not go beyond December 31, 2001, and the principal amount and borrowing margins do not increase.

                 B) Authorization through December 31, 2001, to issue long-term debt securities in an amount, when combined with the proceeds from equity financings during the period, not to exceed $5 billion.

                 C) Authorization to enter into hedging transactions to be initiated prior to December 31, 2001, to convert all or a portion of floating rate debt existing or to be issued from time to time to fixed rate debt or to convert all or a portion of fixed rate debt existing or to be issued from time to time to floating rate debt using interest rate swaps or other derivative products designed for such purposes.

                 D) Authorization through December 31, 2001, to issue equity securities in an amount, when combined with long-term debt securities issued pursuant to this Application, not to exceed $5 billion.

                 E) Authorization to issue other types of securities that Columbia deems appropriate during the period ending December 31, 2001, in an amount when combined with long-term debt securities and equity issued pursuant to this Application, not to exceed $5 billion subject to a reservation of jurisdiction over the terms of said securities.

         II.     Intrasystem financing

                 A) Columbia Maryland plans for the sale of long-term debt securities and common stock to Columbia in an amount not to exceed $30 million on or before December 31, 2001.

                                  Authority for the Nonutility Subsidiaries to
                          issue, and Columbia to acquire, other types of securities which do not qualify for exemption under Rule 52 but which are considered appropriate during the period of authorization granted pursuant to this Application. Columbia and the Nonutility Subsidiaries propose that the Commission reserve jurisdiction over the issuance of such
_____________
*Authorization for the Credit Facility (Order dated August 25, 1995, HCAR
 35-26361; 70-8627) to be withdrawn and superseded by the order of the Commission sought herein.

additional types of securities and that each supplemental order be issued by the Commission without further time consuming public notice.

                 B) Authorization for the continuance of the Money Pool through December 31, 2001, where the maximum amount of Money Pool borrowing outstanding for each Subsidiary will be determined in accordance with business needs. Actual short-term financing would be issued based on working capital requirements and any interim financing needed to bridge between issuances
                          of long-term capital.   The maximum short-term debt
                          to be issued by Columbia Pennsylvania, Columbia Ohio, Columbia Maryland and Columbia Kentucky would not exceed 40% of their total capitalization.

                 C) Columbia and its existing Nonutility Subsidiaries and any Nonutility Subsidiary established is seeking authorization to enter guarantee arrangements, obtain letters of credit, and otherwise provide credit support with respect to obligations of their respective Subsidiaries to third parties as may be needed and appropriate to enable them to carry on in the ordinary course of their respective businesses prior to December 31, 2001. The maximum aggregate limit on all such credit support by Columbia and by all Subsidiaries at any time will be $500 million. The $500 million of guarantees is in addition to any financing planned for in this Application.

                 D) Columbia and certain of the Subsidiaries plan to reduce their authorized and outstanding shares to 3,000 shares or less in order to reduce franchise taxes.

                 E)       Authorization to reincorporate Columbia Natural in
                          Delaware.

         III.  External financing by Nonutilities

                 A) The Nonutility Subsidiaries request that the Commission approve the issuance of securities to nonaffiliates which do not qualify for the application of Rule 52 but reserve jurisdiction over the terms of the securities. The Nonutility Subsidiaries further propose that each supplemental order be issued by the Commission without further time-consuming public notice.

                 B) Columbia and the Nonutility Subsidiaries plan to organize new corporations, trusts, partnerships or other entities created for the purpose of facilitating financings through their issue to third parties of monthly and quarterly income preferred securities. Authorization is also being sought for these financing entities to issue such securities to third parties in the event such transactions involving financing by Columbia may not be covered by exemptive Rule 52. Additionally, authorization is required with respect to (I) the issuance of debentures or other evidences of indebtedness by Columbia to a financing entity in return for the proceeds of the financing entity, and (ii) the acquisition by Columbia of voting interests or equity securities issued by the financing entity to establish Columbia's ownership of the financing. Columbia and the Nonutility Subsidiaries also are seeking authorization to enter into expense agreements with their respective financing entities, pursuant to which they would agree to pay all expenses of such entity.

         IV. Financing of EWGs and FUCOs. Columbia seeks Commission authorization of EWGs and FUCOs in compliance with the standards set forth in Rule 53.

         The joint application-declaration and any amendments thereto are available for public inspection through the commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by December 15, 1994, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicants-declarants at the address specified above. Proof of service (by affidavit or, in case of an attorney-at-law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the joint application-declaration, as filed or as it may be amended, may be permitted to become effective.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.


                                                       Jonathan G. Katz
                                                           Secretary